EXHIBIT 99.1

Contact:	Franklin Resources, Inc.
Investor Relations: Brian Sevilla (650) 312-4091
Media Relations: Matt Walsh (650) 312-2245
investors.franklinresources.com

FOR IMMEDIATE RELEASE

Franklin Resources, Inc. Appoints Matthew Nicholls as Chief Financial Officer;
30-Year Veteran Ken Lewis to Retire from the Company

San Mateo, CA, March 18, 2019 – Franklin Resources, Inc. (the “Company”) [NYSE: BEN] today announced the appointment of Matthew Nicholls as executive vice president and chief financial officer, effective May 6, 2019. The Company’s Board of Directors approved the appointment unanimously.

Nicholls will report to Greg Johnson, chairman and CEO of Franklin Resources, Inc., and join Franklin Templeton’s Executive Committee, a small group of the Company’s top leaders responsible for shaping overall strategy. He will be based at global headquarters in San Mateo, California, and manage a global team of finance professionals.

Nicholls will succeed Ken Lewis, who will retire from the Company as CFO on May 6, 2019. After serving as CFO since 2006 and a 30-year tenure with the Company, Lewis has decided to leave the Company to spend time on other interests. He plans to serve in an advisory capacity through a period of transition.

“With more than two decades of banking experience in global asset management, including an excellent track record in executing strategic acquisitions, Matthew Nicholls is uniquely positioned to help drive our business forward,” said Johnson. “Our strong financial discipline has enabled us to actively invest in strategic growth initiatives through acquisitions of new businesses, talent and technology. Matthew’s fresh perspective and well-rounded expertise will be invaluable as we seek to best position our firm for the future during this time of accelerated evolution in the asset management business.”

Nicholls most recently was a managing director and global head, corporate and investment banking, for the asset management industry in the Financial Institutions Group at Citigroup based in New York. He has been a leading advisor to several asset managers for many years and has worked on a number of recent strategic transactions in the sector across key geographic regions. In his tenure at Citigroup, Nicholls also held other leadership positions within the firm’s Financial Institutions Group, including as the global corporate banking head and North America head of corporate and investment banking. His earlier experience includes work in risk and capital management, corporate finance and transaction banking. He began his career at Citigroup in 1995 and earned his Bachelor of Science degree from Royal Holloway College, University of London.

Nicholls said, “It’s a transformative time for the asset management industry, and I’m excited to join the executive team at Franklin Templeton, a premier brand with one of the largest global footprints in the business and strong financial flexibility. I look forward to collaborating with the firm’s leadership team and its Board of Directors to capitalize on the significant opportunities I see ahead.”

Johnson added, “I will miss Ken as a trusted advisor who always kept the interests of our investors top of mind. Under his leadership, the Company has maintained its long history of fiscal discipline by thoughtfully managing expenses, while strategically investing in our core business and growth initiatives. Ken has developed a strong team of dedicated finance professionals who will be a tremendous asset to Matthew in his new role. We thank Ken for his many years of dedicated service and significant contributions to the firm and wish him well in his retirement.”

Lewis joined the Company in 1989 and was originally part of the Templeton organization prior to its acquisition by Franklin Resources in 1992. He has been involved with almost all of the Company’s major financial transactions since then including the most recent acquisition of Benefit Street Partners.

About Franklin Templeton

Franklin Resources, Inc. [NYSE: BEN] is a global investment management organization operating as Franklin Templeton. Franklin Templeton’s goal is to deliver better outcomes by providing global and domestic investment management to retail, institutional and sovereign wealth clients in over 170 countries. Through specialized teams, the Company has expertise across all asset classes, including equity, fixed income, alternatives and custom multi-asset solutions. The Company’s more than 600 investment professionals are supported by its integrated, worldwide team of risk management professionals and global trading desk network. With employees in over 30 countries, the California-based company has more than 70 years of investment experience and over $714 billion in assets under management as of February 28, 2019. For more information, please visit investors.franklinresources.com.
Forward-Looking Statements

The statements contained herein may include prospects, statements of future expectations and other forward-looking statements that are based on management’s current views and assumptions and involve known and unknown risks and uncertainties. Actual results, performance or events may differ materially from those expressed or implied in such forward-looking statements. Any forward-looking statements herein are made only as of the date of this press release, and the Company assumes no obligation to update any information or forward-looking statement contained herein, except as required to be disclosed by law.

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